Exhibit (p)(1)

STERLING CAPITAL FUNDS

STERLING CAPITAL VARIABLE INSURANCE FUNDS

CODE OF ETHICS

A. Legal Requirements.

Rule 17j-1(b) under the Investment Company Act of 1940 (the “Act”) makes it unlawful for any officer or trustee (as well as other persons) of the Sterling Capital Funds and Sterling Capital Variable Insurance Funds (together, the “Trust”), in connection with purchase or sale1 by such person of a security “held or to be acquired” by any investment portfolio of the Trust (a “Fund”):

(1) To employ any device, scheme or artifice to defraud the Trust or a Fund;

(2) To make to the Trust any untrue statement of a material fact or omit to state to the Trust or a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or a Fund; or

(4) To engage in any manipulative practice with respect to the Trust or a Fund.

A security is “held or to be acquired” if it is a covered security2 (or an option for or exchangeable for a covered security) and within the most recent 15 days (i) the covered security is or has been held by the Trust or a Fund, or (ii) the covered security is being or has been considered by the Trust or a Fund or the investment adviser for the Trust or a Fund for purchase by the Trust or the Fund.

[1]	A purchase or sale includes the writing of an option to purchase or sell.
[2]

A “covered security” is any security under the broad definition of Section 2(a)(36) of the Act except: (i) direct obligations of the United States, (ii) bankers' acceptances, bank CDs, commercial paper, high quality short-term debt instruments (including repurchase agreements), and (iii) shares of open-end investment companies.

B. Trust Policies.

1. It is the policy of the Trust that no “access person”3 of the Trust or of a Fund shall engage in any act, practice or course or conduct that would violate the provisions of Rule 17j-1(b) set forth above.

2. In keeping with the recommendations of the Board of Governors of the Investment Company Institute, the following general policies shall govern personal investment activities of access persons of the Trust or of a Fund:

(a) It is the duty of all access persons of the Trust or of a Fund to place the interest of Trust shareholders first;

(b) All access persons of the Trust or of a Fund shall conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and

(c) No access person of the Trust or of a Fund shall take inappropriate advantage of his or her position with the Trust or with a Fund.

C. Reporting Requirements.

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the Trust’s policies are being observed by its access persons:

(a) Each person becoming an access person of the Trust or of a Fund on or after March 1, 2000, other than a trustee who is not an “interested person” of the Trust (as defined in the Act), shall no later than 10 days after becoming such an access person submit a report in the form attached hereto as Exhibit A (an “Initial Holding Report”) to the Trust’s Chief Compliance Officer (“CCO”) showing all holdings in “covered securities” in which the person had any direct or indirect beneficial ownership.4 Such

[3]

An “access person” is (i) each trustee or officer of the Trust, (ii) each employee (if any) of the Trust who, in connection with his regular duties, makes, participates in, or obtains information about the purchase or sale of a security by and/or of the Trust or a Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (iii) any natural person in a control relationship to the Trust or a Fund who obtains information concerning recommendations made to the Trust or to a Fund with regard to the purchase or sale of covered securities.

[4]

“Beneficial ownership” of a security as used in this Section C is determined in the same manner as it would be for the purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all covered securities. Generally, a person should consider himself the beneficial owner of covered securities held by his spouse, his minor children, a relative who shares his home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrange-ment, he obtains from such covered securities benefits substantially equivalent to those of ownership. He should also consider himself the beneficial owner of securities if he can vest or revest title in himself now or in the future.

Initial Holding Report shall also indicate all broker/dealers and banks with which the access person held direct or indirect ownership of securities. Such reports need not show holdings over which such person had no direct or indirect influence or control.

(b) Each access person of the Trust or of a Fund, other than a trustee who is not an “interested person” of the Trust (as defined in the Act), shall submit reports each quarter in the form attached hereto as Exhibit B (a “Securities Transaction Report”) to the Trust’s CCO showing all transactions in “covered securities” in which the person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership. Such reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

(c) Each trustee who is not an “interested person” of the Trust (as defined in the Act) shall submit the same quarterly report as required under paragraph (b), but only for a transaction in a covered security where he knew at the time of the transaction or, in the ordinary course of fulfilling his official duties as a trustee, should have known that during the 15-day period immediately preceding or after the date of the transaction such security is or was purchased or sold, or considered for purchase or sale, by the Trust or the Fund. No report is required if the trustee had no direct or indirect influence or control over the transaction.

(d) Each access person of the Trust or of a Fund, other than a trustee who is not an “interested person” (as defined in the Act), shall by July 30 of each year submit to the Trust’s CCO a report in the form attached hereto as Exhibit A (an “Annual Holding Report”) showing all holdings in covered securities in which the person had any direct or indirect beneficial ownership as of a date no more than 45 days before the report is submitted. Such report need not show holdings over which such person had no direct or indirect influence or control.

D. Requirements Applicable to Investment Adviser, Sub-Adviser(s), Administrator, Sub-Administrator and Principal Underwriter

The requirements of this Code are not applicable to any access person of the Trust or of a Fund who is subject to a separate Code of Ethics adopted by an investment adviser, sub-adviser, administrator, sub-administrator or principal underwriter of the Trust or of a Fund, provided that:

1. such Code of Ethics complies with the requirements of Rule 17j-1 and has been approved by the Board of Trustees of the Trust; and

2. such investment adviser, sub-adviser, administrator, sub-administrator or principal underwriter has certified to the Board of Trustees of the Trust that it has adopted procedures reasonably necessary to prevent access persons from violating such Code of Ethics.

E. Preclearance Procedures.

Investment personnel of the Trust or a Fund shall obtain approval from the Trust’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering.5

F. Notice to, and Review of, Holding Reports by Access Persons.

1. The CCO shall notify each access person of the Trust or of a Fund who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

2. The CCO of the Trust or his or her delegate shall review reports submitted under Section C of this Code within 21 days of submission.

3. The CCO of the Trust will establish and maintain records of access persons of the Trust who are required to make reports under Section C of this Code and shall establish and maintain records of any delegate responsible for reviewing such reports.

[5]

“Investment personnel of the Trust or a Fund” means (i) any employee of the Trust (or of a company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust or a Fund, and (ii) any natural person who controls the Trust or a Fund and who obtains information concerning recommendations made to the Trust or a Fund regarding the purchase or sale of securities. “Initial public offering” and “limited offering” shall have the same meaning as set forth in Rule 17j-1(a)(6) and (8), respectively.

G. Reports to Trustees.

1. The CCO shall report to the Board of Trustees:

(a) at the next meeting following the receipt of any Securities Transaction Report with respect to each reported transaction in a security which was held or acquired by the Trust or a Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the CCO, the Trust, a Fund, or the respective investment adviser or sub-adviser for the Trust or a Fund, was considering the purchase or sale of such security, unless the amount involved in the transaction was less than $50,000;

(b) with respect to any transaction or holding not required to be reported to the Board by the operation of subparagraph (a) that the CCO believes nonetheless may evidence a violation of this Code; and

(c) any apparent violation of the reporting requirements of Section C of this Code.

2. The Board shall consider reports made to it hereunder and shall determine whether the policies established in Section B of this Code have been violated, and what sanctions, if any, should be imposed.

H. Approval of Codes and Material Amendments Thereto.

1. The Board of Trustees of the Trust, including a majority of the independent Trustees thereof, shall approve the Codes of Ethics of the Trust, of the principal underwriter of the Trust, and of each investment adviser, sub-adviser, administrator or sub-administrator to any Fund.6 No principal underwriter of the Trust, investment adviser, sub-adviser, administrator or sub-administrator to any Fund may be appointed subsequent to January 20, 2000 unless and until the Code of Ethics of that entity has been approved by the Board of Trustees of the Trust, including a majority of the independent Trustees thereof. Following initial approval of the Code of Ethics of the principal underwriter of the Trust, any investment adviser, sub-adviser, administrator or sub-administrator to any Fund, any material change to such Code of Ethics must be approved by the Board of Trustees of the Trust, including a majority of the independent Trustees thereof, within six months of said amendment. No amendment of this Code may be made unless and until approved by the Board of Trustees of the Trust, including a majority of the independent Trustees thereof.

[6]

The requirements set forth in this Section H.1 with respect to any administrator’s or sub-administrator’s code of ethics shall only apply to the extent any access person of the Trust or of a Fund is subject to such administrator’s or sub-administrator’s code of ethics and the conditions in Section D have been satisfied. To the extent the requirements of this Code of Ethics apply to such access persons, approval of such administrator’s or sub-administrator’s code of ethics shall not be required.

2. In approving a Code of Ethics, the Board of Trustees shall have secured a certificate from the entity that adopted the Code of Ethics that it has adopted procedures reasonably necessary to prevent its access persons from violating the Code of Ethics in question.

I. Annual Report

The Trust, principal underwriter thereof, and any investment adviser, sub-adviser, administrator or sub-administrator to any Fund shall, not less frequently than annually, furnish the Board of Trustees of the Trust with a written report that:

1. describes any issues arising under its Code of Ethics or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response, and

2. certifies that the Fund, principal underwriter, investment adviser, sub-adviser, administrator or sub-administrator, as applicable, has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Ethics.

This Code, a copy of each Securities Transaction and Holding Report by an access person, any written report hereunder by the CCO, and lists of all persons required to make reports shall be preserved with the Trust’s records for the period required by Rule 17j-1.

J. Exception for Principal Underwriter(s)

Pursuant to Rule 17j-1(c)(3), the requirements set forth above in Sections D.1 and D.2, H.1 and H.2, and I.1 and I.2 shall not apply with respect to any principal underwriter of the Trust or any Fund unless: (i) the principal underwriter is an affiliated person of the Trust or a Fund or of the Trust’s or a Fund’s investment adviser or (ii) an officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Trust or a Fund or of the Trust’s or a Fund’s investment adviser.

Adopted: November 8, 1994

As Most Recently Amended: November 15, 2012.

Exhibit A

STERLING CAPITAL FUNDS

STERLING CAPITAL VARIABLE INSURANCE FUNDS

Holding Report

☐ Initial Holding Report of                     , 20     (date a reporting person became an access person)

☐ Annual Holding Report as of                     , 20     (date not more than 45 days prior to submission)

To the Chief Compliance Officer of the Sterling Capital Funds and Sterling Capital Variable Insurance Funds:

As of the above date, I had direct or indirect beneficial ownership of the following covered securities:

Title	Number of Shares	Principal Amount of Security

As of that same date, I held direct or indirect beneficial ownership of securities with the following broker/dealer(s) or bank(s):

This report (i) excludes securities with respect to which I had no direct or indirect influence or control, (ii) excludes securities not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:                                              Signature:

Exhibit B

STERLING CAPITAL FUNDS

STERLING CAPITAL VARIABLE INSURANCE FUNDS

Securities Transaction Report

For the Calendar Quarter Ended:             , 20

To the Chief Compliance Officer of the Sterling Capital Funds and Sterling Capital Variable Insurance Funds:

During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Trust’s Code of Ethics:

Title of Security (and interest rate and maturity date, if applicable)	Principal Dollar Date of Transaction	No. of Shares and Amount of Transaction (Price)	Nature of Transaction (Purchase, Sale, Other)	Price at Which Transaction Effected	Broker/ Dealer or Bank Through Whom Effected

During the quarter referred to above, I established the following account in which securities were held for my direct or indirect benefit during the quarter:

Broker/Dealer or Bank With Whom Account Established	Date the Account Was Established

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:                                              Signature: